UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: August 21, 2009 (Date of earliest event reported)
DigitalTown, Inc. (Exact name of registrant as specified in its charter)

MN (State or other jurisdiction of incorporation)	000-27225 (Commission File Number)	411427445 (IRS Employer Identification Number)

11974 Portland Ave, Burnsville (Address of principal executive offices)		55337 (Zip Code)
952-890-2362 (Registrant's telephone number, including area code)

BDC Capital, Inc. (Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2009, the Board of Directors dismissed Jan Andersen as Chief Executive Officer.  There have been no disagreements between Mr. Andersen and the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.  The Company has provided Mr. Andersen a copy of the disclosures it is making in this Item 5.02 no later than the day of filing this Form 8-K with the SEC.  The Company has also provided Mr. Andersen the opportunity to furnish the Company, as promptly as possible, a letter addressed to the Company stating whether he agrees with the statements made by the Company in this Item 5.02, and, if not, stating the respects in which he does not agree.  The Company will file any letter received by the Company from Mr. Andersen with the SEC as an exhibit by an amendment to this Form 8-K within two business days after receipt by the Company.

Effective August 21, 2009, Mr. Richard Pomije was appointed Chief Executive Officer. Mr. Pomije is currently serving as Chairman of the Board, President, Secretary and Treasurer.  There have been no transactions between Mr. Pomije and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

Following is a brief description of Mr. Pomije’s business experience:

RICHARD A. POMIJE has been with DigitalTown, Inc. since 1982 and has served as President, Secretary, Treasurer, and a director since 1996. He had previously served in such positions from 1983 through 1992. Mr. Pomije's primary responsibilities include overall strategic planning. Mr. Pomije holds a degree in Communication Technology, Audio Technology and Technical Services from Brown Institute. Mr. Pomije also received a First Class FCC license with radar endorsement.

On August 21, 2009, Mr. John Witham was appointed to the Board of Directors.  Mr. Witham served as CFO from September 16, 2008, to July 21, 2009.  There have been no transactions between Mr. Witham and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K.

SIGNATURES

Dated: August 25, 2009	DIGITALTOWN, INC By: /s/ Richard Pomije Richard Pomije Chief Executive Officer